For Immediate Release:                                   Powerlinx

PowerLinx, Inc Receives Proceeds from $4.475 Million Convertible Debenture Offering

ST. PETERSBURG, FL, March 30, 2006 - PowerLinx, Inc. (OTC BB: PWNX), a developer, manufacturer, and seller of power line communication products today announced that it has received the entirety of proceeds due from a recently completed $4.475M convertible debenture offering with various accredited and institutional investors. PowerLinx had entered into the financing agreement on March 16, 2006, and has received all proceeds due from the offering as of March 29, 2006. In the offering, PowerLinx received proceeds of $3.1M and converted an additional $1.375M of existing debt into the convertible debentures. The proceeds will be used to execute the PowerLinx Business Plan. The plan includes completion of research and development of certain power line technologies as well as completion of development of new power line video and audio products targeted at the video surveillance, vehicle accident avoidance and audio home entertainment markets. As announced, PowerLinx plans to introduce these new products during the third and fourth quarters of 2006.

About PowerLinx, Inc.: PowerLinx, Inc., www.power-linx.com, develops, manufactures, and markets products and applications that transmit voice, video, audio and data either individually or in any and all combinations over power lines, twisted-pair wires and coax in AC and DC power environments, on any and all power grids. The Company has also developed, manufactured, and marketed different kinds of underwater video cameras, lights and accessories for the marine, commercial and consumer retail markets.

Web site: www.power-linx.com

E-mail:  investor@power-linx.com

This press release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: the adoption of our new products by customers; our ability to identify, develop, and commercialize new applications for our products; the ability to manage our anticipated growth; scaling-up our manufacturing capabilities; protecting our intellectual property; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). PowerLinx, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


Contact:          Christy Mutlu
                  PowerLinx, Inc.
                  Phone: 727-866-7440
                  investor@power-linx.com

Source: PowerLinx, Inc.